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EXHIBIT 12 - COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(In thousands, except ratio)

                                                                               Year Ended
                                                   ----------------------------------------------------------------
                                                        2000         1999         1998         1997         1996
                                                        ----         ----         ----         ----         ----
Income before income
  taxes, equity in earnings of non-
  consolidated affiliates and
  extraordinary item                                   688,384      220,213      117,922      104,077        71,240
Dividends and other received from
  nonconsolidated affiliates                             4,934        7,079        9,168        4,624        10,430
                                                   -----------    ---------     --------     --------     ---------

Total                                                  693,318      227,292      127,090      108,701        81,670

Fixed Charges
Interest expense                                       413,425      192,321      135,766       75,076        30,080
Amortization of loan fees                               12,401        1,970        2,220        1,451           506
Interest portion of rentals                            150,317       24,511       16,044        6,120           424
                                                   -----------    ---------     --------     --------     ---------

Total fixed charges                                    576,143      218,802      154,030       82,647        31,010

Preferred stock dividends
Tax effect of preferred dividends                           --           --           --           --            --
After tax preferred dividends                               --           --           --           --            --
                                                   -----------    ---------     --------     --------     ---------
Total fixed charges and
  preferred dividends                                  576,143      218,802      154,030       82,647        31,010

Total earnings available for
 payment of fixed charges                            1,269,461      446,094      281,120      191,348       112,680
                                                   ===========    =========     ========     ========     =========
Ratio of earnings to fixed
  charges                                                 2.20         2.04         1.83         2.32          3.63
                                                   ===========    =========     ========     ========     =========

Rental fees and charges                                429,476      306,393      200,550       76,500         5,299
Interest rate                                              35%           8%           8%           8%            8%
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